UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
(X) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Carper, Michael R.
   1700 Pacific Avenue, Suite 400
   Dallas, TX  75201
   USA
2. Issuer Name and Ticker or Trading Symbol
   Allied Riser Communications Corporation
   ARCC
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December 31, 2000
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)      |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
                             |      |    |                  |   |           |                   |      |                           |
                             |      |    |                  |   |           |                   |      |                           |
___________________________________________________________________________________________________________________________________|










___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned
___________________________________________________________________________________________________________________________________|
1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTION  |$2.75   |10/27|A4  |150,000    |A  |  (1)|10/26|Common Stock        |       |150,000     |D  |            |
(RIGHT TO BUY)          |        | 2000|    |           |   |     |2010 |                    |       |            |   |            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTION  |$2.75   |10/27|A4  | 15,000    |A  |  (2)|10/26|Common Stock        |       | 15,000     |D  |            |
(RIGHT TO BUY)          |        | 2000|    |           |   |     |2010 |                    |       |            |   |            |
___________________________________________________________________________________________________________________________________|
INCENTIVE STOCK OPTION  |$2.75   |10/27|A4  | 15,000    |A  |  (3)|10/26|Common Stock        |       | 15,000     |D  |            |
(RIGHT TO BUY)          |        | 2000|    |           |   |     |2010 |                    |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
(1) One sixth (1/6) of the grant vests on April 27, 2001 and the remainder of the grant vests monthly in increments of one thirty-sixth (1/36) of the grant through October 27, 2003.
(2) The option vests in its entirety on February 13, 2001.
(3) The option vests in its entirety on May 13, 2001.
SIGNATURE OF REPORTING PERSON

/s/ Michael R. Carper
_____________________
Michael R. Carper

DATE
2/28/01